Exhibit 10.6

IRREVOCABLE UNDERTAKING (SHAREHOLDER)

To:	Gurnet Point L.P. (“Gurnet Point”)

Lough Ree Technologies Limited (“Gurnet Bidco”)

From:	Sofinnova Venture Partners VIII, L.P. (the “Shareholder”)

April 3, 2017

Re: Proposed acquisition by Gurnet Bidco of Innocoll Holdings plc (the “Company”)

Dear Sirs

We refer to the proposed acquisition by Gurnet Point, through Gurnet Bidco, of all the issued and to be issued share capital of the Company (the “Acquisition”) substantially on the terms set out in the draft announcement attached to this undertaking (the “Announcement”). We understand that it is proposed the Acquisition will be implemented by way of a scheme of arrangement (the “Scheme”) under the Irish Companies Act 2014 and that the terms of the Scheme would be contained in a document issued by the Company (the “Scheme Document”).

1	Subject to the announcement of the Acquisition pursuant to the Rule 2.5 Announcement by 11:59 p.m. (New York City time) on April 5, 2017 (or such later time and date as Gurnet Point and the Company may agree), we hereby irrevocably and unconditionally warrant and undertake with Gurnet Point for as long as this undertaking remains in effect, that:

1.1	we are the beneficial owner and (save as specified) the registered holder of the shares in the capital of the Company specified in the Schedule (the “Shares”, which includes any further securities in the capital of the Company of which we become the registered holder or beneficial owner after this date);

1.2	we have and will continue to have full power and authority to enter into this undertaking and perform our obligations hereunder and to transfer the Shares;

1.3	we accept and agree to the terms of the Scheme and the Acquisition and we shall:

1.3.1	cast all votes in relation to the Shares in favour of all resolutions to approve the Scheme and/or the Acquisition together with any other resolutions set out in the Scheme Document at any general or class meeting (“General Meeting”) and any scheme meeting (“Scheme Meeting”) of the Company held in connection with the implementation of the Acquisition (the “Resolutions”), including at any adjournment of any such meeting;

1.3.2	duly execute and return the forms of proxy to be enclosed with the Scheme Document in relation to the Shares (completed in favour of the Resolutions) as soon as practicable and in any event no later than ten (10) days before the date of the relevant meeting, and not amend or withdraw them once returned (unless requested in writing to do so by Gurnet Point);

1.4	we shall not:

1.4.1	except pursuant to the Acquisition, sell, transfer, encumber, charge, pledge, grant any option over or otherwise dispose of any interest in any Shares;

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1.4.2	accept or agree to accept or give any undertaking (whether conditional or unconditional) to accept or otherwise agree to any offer, scheme of arrangement, merger, acquisition or other business combination made or proposed by any person other than Gurnet Point or which would otherwise hinder or impede the implementation of the Scheme or the Acquisition (a “Competing Proposal”);

1.4.3	acquire or become interested in any further shares or other securities of the Company without prior written confirmation from the Irish Takeover Panel that we are not deemed to be acting in concert with Gurnet Point;

1.5	we shall exercise all voting rights attaching to the Shares against any Competing Proposal and any proposal to adjourn any relevant meeting (unless requested otherwise in writing by Gurnet Point);

1.6	acknowledging that Gurnet Point reserves the right to implement the Acquisition by way of a takeover offer (an “Offer”), in the event that (1) the consent of the Irish Takeover Panel has been obtained to the switch to the Offer; (2) the terms of the Offer are at least as favourable, so far as is applicable, as the terms of the Scheme (including an acceptance condition set at more than 50%); and (3) the Acquisition is so implemented, this undertaking shall continue to be binding mutatis mutandis to such an Offer and all references to the Scheme shall, where the context permits, be read as references to the Offer (or to both the Scheme and the Offer as appropriate) and notwithstanding the generality of the forgoing we shall:

1.6.1	accept the Offer in respect of the Shares and deliver duly completed form(s) of acceptance, together with the document(s) of title and/or evidence of authority with respect to the Shares, in accordance with the terms of the Offer, as soon as possible and in any event within seven (7) days after the posting of the document setting out the terms and conditions of the Offer and the Acquisition; and

1.6.2	not withdraw any acceptance of the Offer in respect of the Shares (unless requested in writing to do so by Gurnet Point); and

1.7	by way of security for our obligations hereunder, we irrevocably appoint any director of Gurnet Bidco jointly and severally to be our attorney to attend and vote at the relevant meetings and to execute in our name and on our behalf any forms of proxy or forms of acceptance or other deeds or documents as may be necessary for the purposes of giving effect to our obligations hereunder.

2	The following additional provisions shall apply to this undertaking:

2.1	Subject to paragraph 2.2 below, the undertakings, agreements, warranties, appointments, consents and waivers given by us in this undertaking are irrevocable and unconditional.

2.2	All obligations under this undertaking will lapse if:

2.2.1	a third party publicly announces through a Regulatory Information Service, prior to the date of the Scheme Meeting a firm intention to make a general

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offer (which is not subject to any pre-conditions) to acquire the entire issued and to be issued share capital of the Company (a “Third Party Offer”) with a cash offer value of more than US$2.00 (excluding the value of any contingent payments) for each Innocoll Share, provided that in the event of any such Third Party Offer, we will not sell or dispose of any interest in any Shares or grant any undertaking in favour of such Third Party Offer until the expiry of 48 hours from the time of the public announcement of such Third Party Offer;

2.2.2	Gurnet Bidco has not announced a firm intention to proceed with the Acquisition by 11:59 p.m. (New York City time) on April 5, 2017 or such later time and date as the Company and Gurnet Point may agree;

2.2.3	if the Scheme or the Offer (as applicable) lapses or is publicly withdrawn in accordance with its terms by Gurnet Bidco (other than in circumstances where there is a switch from the Scheme to an Offer); or

2.2.4	the Acquisition is not completed by the End Date.

2.3	For the avoidance of doubt this undertaking shall continue in effect notwithstanding completion of the Acquisition.

2.4	We consent to the issue of the Announcement and any other document to be issued in connection with the Acquisition containing references to us and to the particulars of this undertaking. We understand that this undertaking will be made available for inspection as required by the Irish Takeover Rules. We shall promptly provide you with all information and assistance you require in order to comply with any legal or regulatory requirements for the preparation of any document to be issued in connection with the Acquisition.

2.5	We acknowledge that the release of the Announcement is at Gurnet Point’s absolute discretion and nothing herein shall oblige Gurnet Point to proceed with the Scheme, the Offer or the Acquisition.

2.6	We agree that damages would not be an adequate remedy for breach of this undertaking and, accordingly Gurnet Point will be entitled to equitable relief, including an injunction or order for specific performance for any failure or breach, without proof of special damages.

2.7	This undertaking shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

2.8	Terms not otherwise defined in this undertaking have the same meaning as in the Announcement. References herein to Gurnet Point shall include Gurnet Bidco. Any undertaking herein to do, or not do, any action, shall include an undertaking to procure that the registered holder of the Shares shall do, or not do, such action.

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Schedule

HOLDINGS IN THE COMPANY

Beneficial owner and address	Registered holder and address (if different)	Number and class of Innocoll Shares	Number of Innocoll Shares, subject to options, warrants or other rights to subscribe, acquire or convert
Sofinnova Venture Partners VIII, L.P. 3000 Sand Hill Road, Suite 4-250 Menlo Park, CA 94025	None	2,103,173 Ordinary Shares	None

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IN WITNESS whereof this undertaking has been entered into and delivered AS A DEED POLL on the date shown at the beginning of this document.

SIGNED AND DELIVERED
as a DEED by

Sofinnova Venture Partners VIII, L.P.

By: Sofinnova Management VIII, L.L.C. Its General Partner

By:	/s/ James I. Healy
Name: James I. Healy
Title: Managing Member

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Announcement

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